Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-230889) pertaining to the PagerDuty Inc. 2010 Stock Plan, the PagerDuty, Inc. 2019 Equity Incentive Plan, and the PagerDuty, Inc. 2019 Employee Stock Purchase Plan of our report dated March 19, 2020, with respect to the consolidated financial statements of PagerDuty, Inc. included in this Annual Report (Form 10-K) of PagerDuty, Inc. for the year ended January 31, 2020.

/s/ Ernst & Young LLP
San Jose, California
March 19, 2020